EXHIBIT 1

Group Members

(1)	GRP II Investors, L.P.
(2)	GRP II Partners, L.P.
(3)	GRP Management Services Corp.
(4)	GRPVC, L.P.
(5)	AOS Partners, LP
(6)	Hique, Inc.
(7)	Yves Sisteron